Exhibit 21

List of Subsidiaries

Name of Subsidiary	Ownership

CCI Southeast, LLC ("CCISE")	100.00%
AARD-Belle Creek, LLC (“Belle Creek")	100.00%
CCI Corona, LLC ("CCI Corona")	100.00%
Eagle Palm I, LLC ("Eagle")	100.00%
AARD-Greeley-Lot 3, LLC ("Greeley")	100.00%
Riverdale Carwash Lot 3A, LLC ("Riverdale")	100.00%
Across America Real Estate Exchange, Inc.	100.00%
Across America Financial Services, Inc.	100.00%
Cross Country Properties II, LLC ("CCPII")	80.00%
AARD-Stonegate, LLC ("Stonegate")	51.00%
AARD-Charmar-Olive Branch, LLC ("Olive Branch")	51.00%
AARD-Cypress Sound, LLC ("Cypress Sound")	51.00%
AARD-TSD-CSK Firestone, LLC ("Firestone")	51.00%
South Glen Eagles Drive, LLC("West Valley")	51.00%
119th and Ridgeview, LLC ("Ridgeview")	51.00%
53rd and Baseline, LLC ("Baseline")	51.00%
Hwy 278 and Hwy 170, LLC ("Bluffton")	51.00%
State and 130th, LLC ("American Fork")	51.00%
Clinton Keith and Hidden Springs, LLC (“Murietta”)	51.00%
Hwy 46 and Bluffton Pkwy, LLC (“Bluffton 46”)	51.00%
AARD Bader Family Dollar Flat Shoals, LLC	51.00%
AARD Econo Lube Stonegate, LLC	51.00%
AARD Bader Family Dollar MLK, LLC	51.00%
L-S Corona Pointe, LLC ("L-S Corona")	50.01%
Cross Country Properties III, LLC ("CCPIII")	50.00%